As filed with the Securities and Exchange Commission on October 13, 2017

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BERKSHIRE HILLS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6036 (Primary Standard Industrial Classification Code Number)	04-3510455 (I.R.S. Employer Identification Number)

24 North Street

Pittsfield, Massachusetts 01201

(413) 443-5601

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Michael P. Daly

President and Chief Executive Officer

24 North Street

Pittsfield, Massachusetts 01201

(413) 443-5601

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Lawrence M. F. Spaccasi, Esq. Marc Levy, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-219372

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Preferred Stock, $0.01 par value per share	25,000 shares	(1)	N/A	$—	(2)	$—	(2)

(1)	Represents the maximum number of additional shares of Berkshire Hills Bancorp, Inc. preferred stock to be issued pursuant to the merger to which this Registration Statement relates. The Registrant has previously registered 5,935,000 shares of Berkshire Hills Bancorp, Inc. common stock and 500,000 shares of Berkshire Hills Bancorp, Inc. preferred stock pursuant to the registration statement on Form S-4, Registration No. 333-219372, which was declared effective on August 4, 2017.

(2)	This Registration Statement is being filed pursuant to Rule 462(b) to cover the issuance of the additional shares of preferred stock, and does not result in a change as to proposed maximum aggregate offering price and no additional fee is required.

The registrant will become effective automatically upon filing with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Pursuant to its Registration Statement on Form S-4 (Registration No. 333-219372), declared effective on August 4, 2017, and as supplemented to date (the “Registration Statement”), Berkshire Hills Bancorp, Inc. (the “Registrant”) registered an aggregate of 5,935,000 shares of Berkshire Hills Bancorp, Inc. common stock and 500,000 shares of Berkshire Hills Bancorp, Inc. preferred stock and paid an aggregate fee of $19,122. Based upon stock ownership calculations as of October 10, 2017, Berkshire Hills Bancorp, Inc. determined that upon the merger described in the Registration Statement (the “Merger”), additional shares of Berkshire Hills Bancorp, Inc. preferred stock will be issued so that no Commerce Bancshares Corp. stockholder will own in excess of 9.9% of the Berkshire Hills Bancorp, Inc. outstanding common stock as of the effectiveness of the Merger on October 13, 2017. The Registrant is filing this Registration Statement on Form S-4 pursuant to General Instruction K to Form S-4 and Rule 462(b) of the Securities Act of 1933, as amended, solely to register 25,000 additional shares of Berkshire Hills Bancorp, Inc. preferred stock for issuance in the Merger as of October 13, 2017.

STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement incorporates by reference the contents of the Registration Statement on Form S-4 (Registration No. 333-219372), including all amendments, supplements and exhibits thereto and all information incorporated or deemed to be incorporated by reference therein. Additional opinions and consents required to be filed with this Registration Statement are listed on the Index to Exhibits attached to and filed with this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsfield, Commonwealth of Massachusetts, on October 13, 2017.

BERKSHIRE HILLS BANCORP, INC.

By:	/s/ Michael P. Daly Michael P. Daly President, Chief Executive Officer and Director (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Michael P. Daly Michael P. Daly	President, Chief Executive Officer and Director (Principal Executive Officer)	October 13, 2017

/s/ James M. Moses James M. Moses	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 13, 2017

* William J. Ryan	Non-Executive Chairman	October 13, 2017

* Paul T. Bossidy	Director	October 13, 2017

* Robert M. Curley	Director	October 13, 2017

* John B. Davies	Director	October 13, 2017

* J. Williar Dunlaevy	Director	October 13, 2017

* Cornelius D. Mahoney	Director	October 13, 2017

* Laurie Norton Moffatt	Director	October 13, 2017

* Richard J. Murphy	Director	October 13, 2017

* Patrick J. Sheehan	Director	October 13, 2017

* D. Jeffrey Templeton	Director	October 13, 2017

* The undersigned by signing his name hereto does sign and execute this registration statement on Form S-4 pursuant to the Powers of Attorney executed by the above-named directors and officers of the registrant, which are being filed herewith on behalf of such directors and officers.

By:	/s/ Michael P. Daly	October 13, 2017
Michael P. Daly

EXHIBIT INDEX

5.1	Opinion of Luse Gorman, PC as to the legality of the securities being issued

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Wolf & Company, P.C.

24	Power of attorney (previously filed with the registrant’s Registration Statement on Form S-4 (333-219372), which was filed with the Securities and Exchange Commission on July 20, 2017)